UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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BLUE OWL CAPITAL CORPORATION III

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BLUE OWL Blue Owl Capital Corporation III (OBDE) Q1 2024 Results Proxy materials for our annual meeting were recently tiled with the SEC. We value your participation in this meeting. If you were a shareholder as of March 25, 2024, please vote by going to www.proxyvote.com and providing the control number listed in the email or proxy card you received, or by calling 1-877-495-1274. This year’s meeting is scheduled for June 21, 2024. We are pleased to bring to your attention that yesterday afternoon Blue Owl Capital Corporation III (NYSE: OBDE) announced first quarter 2024 earnings

BLUE OWL Blue Owl Capital Corporation III (OBDE) 2024 Annual Meeting of Shareholders Proxy materials for our annual meeting were recently filed with the SEC. We value your participation in this meeting. If you were a shareholder as of March 25, 2024, please vote by going to www.proxyvote.com and providing the control number listed in the email or proxy card you received, or by calling 1-877-495-1274. This years meeting is scheduled for June 21, 2024. FOR FINANCIAL PROFESSIONAL AND INSTITUTIONAL USE ONLY All investments are subject to risk, including the loss of the principal amount invested. These risks may include limited operating history, ur oertain distributions, inconsistent valuation of the portfolio, changing interest rates. leveraging of assets, reliance Cri the inviment advisor, potential conflicts of interest, payrnerrt of substardial fees to the investment advisor and the deafer manager, potential illiquidity,. end liquidation at more or less than the original amount invested. Diversification will not guarantee proffbability or protection against loss. Performance may be volatile, and the tAV may fluctuate. This email is for informational purposes only and is not an offer or a solicitation to sell or subscribe for any fund and does not constitute investment, legal, regulatoly, business, tax, financial, accounting, or other advice or a re-commendation regarding any securities of Blue Owl, of any fund or vehicle managed by Blue Owl, or of any other issuer of securities. Only a definitive offering document can make such an offer. Our mailing address is: Blue Owl Caprtel 399 Park Ave, 37th Floor New York, NY 12022 Copyright Blue Owl Capital Inc. 2024. All rights Want to change how you receive these emails? You can update your preferences or unsubsoriloe from this list